    As filed with the Securities and Exchange Commission on April 25, 1997

                                                   Registration No. 333-________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------

                               LESLIE'S POOLMART
            (Exact name of registrant as specified in its charter)
                                ---------------
         California                                        93-0976447
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)

                                ---------------

                             20630 Plummer Street
                         Chatsworth, California 91311
         (Address, including zip code, of Principal Executive Offices)

                                --------------

                   LESLIE'S POOLMART 1990 STOCK OPTION PLAN
                           (Full title of the plan)

                              BRIAN P. MCDERMOTT
                     President and Chief Executive Officer
                               LESLIE'S POOLMART
                             20630 Plummer Street
                         Chatsworth, California 91311
                    (Name and address of agent for service)

 Telephone number, including area code, of agent for service:  (818) 993-4212


                                ---------------

                      CALCULATION  OF  REGISTRATION  FEE

=================================================================================================
                                               Proposed        Proposed
                                                Maximum         Maximum
         Title of              Amount to be  Offering Price     Aggregate           Amount of
Securities to be Registered     Registered    Per Share (1)  Offering Price (1)  Registration Fee
-------------------------------------------------------------------------------------------------
       Common Stock              600,000       $13.50          $8,100,000             $2,455.00
=================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Aggregate Offering Price is based on the last sale price on the National Association of Securities Dealers Automated Quotation System, National Market System on April 23, 1997 of $13.50 per share with respect to the 600,000 shares issuable under the Company's 1990 Stock Option Plan.

(2) This Registration Statement covers, in addition to such number of shares issuable upon exercise of the Options to be granted under the 1990 Stock Option Plan, an indeterminate number of additional shares which may become subject to Options as a result of the adjustment provisions of the Plan.
    The registration fee is calculated only on the stated number of shares.
================================================================================

                                   PART II 1/
                                           -

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.  Incorporation of Documents by Reference

            The following documents are hereby incorporated into this Registration Statement and made a part hereof by this reference:

            (a) The Company's definitive Proxy Statement pertaining to the Company's 1996 Annual Meeting of Shareholders (file no. 0-19096), filed with the Securities and Exchange Commission (the "Commission") on April 16, 1996, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

            (b) The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996 (file no. 0-19096), filed with the Commission on March 28, 1997, pursuant to the Exchange Act; and

            (c) The description of the Company's Common Stock contained in Amendment No. 1 to the Company's Registration Statement on Form S-1 (Registration No. 33-39412) under the heading "DESCRIPTION OF CAPITAL STOCK, Common Stock," filed with the Commission on April 17, 1991, under the Securities Act.

            In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

Item 4.  Description of Securities

          A description of the Company's Common Stock is contained in Amendment No. 1 to the Company's Registration Statement on Form S-1 (Registration
No. 33-39412) and is incorporated by reference herein.

Item 5.  Interests of Named Experts and Counsel

          Cynthia G. Watts, General Counsel for the Company, has rendered an opinion to the effect that the Option Stock issued will be duly and validly issued, fully paid and nonassessable. Ms. Watts is employed by the Company as Vice President, General Counsel and Secretary. She owns 1,051 shares of the Company's Common Stock, and holds options issued under

------------------
1/ Information required by Part I of Form S-8 is contained in a Section 10(a)
-
prospectus to be distributed to each optionee and is omitted from this registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

the 1990 Stock Option Plan to purchase 44,163 shares, as well as options issued outside of any plan to purchase 10,087 shares of the Company's Common Stock (subject to vesting).

Item 6.  Indemnification of Officers and Directors

          Section 317 of the California General Corporation Law (the "California Law") and Article VI of the Company's bylaws, as amended (the "Bylaws"), provide for the indemnification of directors, officers and "agents" (as defined in Section 317 of the California Law) under certain circumstances. The Bylaws require the Company to indemnify its directors, and grant the Company the power to indemnify its officers and agents, under certain circumstances to the extent permitted by the California Law against certain expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of his or her position as a director, officer or agent. Pursuant to the California Law and the Company's Bylaws, the Company is required to indemnify directors, officers and agents against expenses actually and reasonably incurred to the extent that such party is successful on the merits in defense of certain proceedings.

          The Company's Restated Articles of Incorporation, as allowed by the California Law, provide for the indemnification, subject to certain limitations, of directors, officers and agents for breach of their duty to a corporation and its shareholders in excess of that expressly permitted by Section 317 of the California Law. The Company's Restated Articles of Incorporation also eliminate the personal liability of the directors for monetary damages to the fullest extent permissible under the California Law.

          The Company maintains a director's and officer's liability insurance policy, insuring such individuals against certain liabilities asserted against or incurred by the directors and officers in their capacity as such.

          The Company has entered into supplemental indemnification agreements with its directors and officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but if a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

          The above discussion of the Company's Bylaws, Restated Articles of Incorporation, indemnification agreements, the Underwriting Agreement and of the California Law is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws, Restated Articles of Incorporation, indemnification agreements, the Underwriting Agreement and statutes.

Item 7.  Exemption from Registration Claimed

          Not applicable.

Item 8.  Exhibits

         Exhibits
         --------

       *4.1  Restated Articles of Incorporation of the Company.

       *4.2  Bylaws of the Company.

       *4.3 The 1990 Stock Option Plan of the Company and forms of Incentive Stock Option Agreement and Nonstatutory Stock Option Agreement.

        5.   Opinion of Cynthia G. Watts.

       23.1  Consent of Arthur Andersen LLP.

       23.2  Consent of Cynthia G. Watts (included in Exhibit 5).

       24.   Power of Attorney (included in page 6 hereof).

Item 9.  Undertakings

(1)    The Company hereby undertakes:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                     provided, however, that the undertakings set forth in
                     --------  -------
                     paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is

---------------------
*Incorporated by reference to the Company's Registration Statement on Form S-1, Registration No. 33-39412.

                     contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

       (b) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(2) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on April 16, 1997.

                          LESLIE'S POOLMART


                          By:    /s/ BRIAN P. MCDERMOTT
                               -------------------------
                               Brian P. McDermott,
                               President and Chief Executive Officer

                               POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Fourticq and Brian P. McDermott, with full power to act without the other, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                        Title                     Date
---------                        -----                     ----

/s/ MICHAEL J. FOURTICQ      Chairman of the            April 16, 1997
-----------------------      Board of Directors
Michael J. Fourticq

/s/ BRIAN P. MCDERMOTT       Chief Executive Officer,   April 16, 1997
----------------------       President and Director
Brian P. McDermott

/s/ ROBERT D. OLSEN          Chief Financial Officer    April 16, 1997
-------------------
Robert D. Olsen

/s/ JOHN A. CANNING          Director                   April 16, 1997
-------------------
John A. Canning

/s/ RICHARD H. HILLMAN       Director                   April 16, 1997
----------------------
Richard H. Hillman

/s/ DALE R. LAURANCE         Director                   April 16, 1997
--------------------
Dr. Dale R. Laurance

                                 EXHIBIT INDEX



                                                                   Sequentially
       Exhibits                                                   Numbered Pages
       --------                                                   --------------

       *4.1  Restated Articles of
             Incorporation of the Company.

       *4.2  Bylaws of the Company.

       *4.3 The 1990 Stock Option Plan of the Company and forms of Incentive Stock Option Agreement and Nonstatutory
             Stock Option Agreement.

        5.   Opinion of Cynthia G. Watts.                                8

       23.1  Consent of Arthur Andersen LLP.                             9

       23.2  Consent of  Cynthia G. Watts (included in Exhibit 5).

       24. Power of Attorney (included in sequentially numbered page 6).


-----------------
*Incorporated by reference to the Company's Registration Statement on Form S-1, Registration No. 33-39412.